CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OR ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Nicolas E. Maslowski (“Employee”) and PriceSmart, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
A. Employee was employed in an executive capacity by the Company under a series of employment agreements (the “NM Employment Agreements”);
B. By mutual agreement, in lieu of any and all rights under the NM Employment Agreements, the Parties have agreed that Employee’s employment with the Company will terminate effective June 15, 2023 (the “Termination Date”); and
C. The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Released Parties (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company, including any claims arising from or related to the NM Employment Agreements which are, with the execution of this Agreement, rendered null and void and superseded by this Agreement in their entirety.
In consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
1. Duties in transition and Termination Date. During the period between April 15, 2023 and April 30, Employee will continue to perform the functions of the Company’s Executive Vice President-Member Experience and Strategic Analytics, with a focus on transitioning any ongoing projects in an effective way. During the period between May 1, 2023, and the Termination Date of June 15, 2023, Employee will be available to consult as requested, but no longer be required to perform day to day executive functions. The period between April 15, 2023, and the Termination Date shall be referred to as the Transition Period. During the Transition Period Employee will continue to receive his normal period salary payments and be covered by such Company health and welfare benefits as he currently enjoys. Employee’s employment will end by mutual agreement on June 15, 2023. As of that date Employee will be paid his final Salary installment and paid for any accrued but unused vacation or PTO.
2. Consideration upon Termination.
a. Severance payment on or after Termination Date. Within ten business days after the Termination Date Company will pay to Employee a Severance Payment in an amount equal to $450,000, which is equivalent to nine (9) months’ salary at Employee’s current level of salary, less applicable state, federal or other mandated payroll deductions.
b. COBRA Reimbursement. As further consideration for Employee’s releases, covenant not to sue and other promises set forth below, Company agrees to reimburse Employee for his anticipated COBRA costs (not to exceed the amount that Company currently pays for his coverage monthly) for a period of up to twelve months following his Termination Date (“COBRA Reimbursement Monthly Payments”). It is not intended that the COBRA Reimbursement Monthly Payments will be taxable, provided proper documentation is supplied by Employee to demonstrate actual payment under a qualified plan of the Company. The

Company has no obligation to begin to pay the COBRA Reimbursement Monthly Payments until after the Effective Date of this Agreement. In the event that Employee begins health care coverage under another employer’s plan and therefore no longer needs COBRA, the Company’s obligations to provide COBRA Reimbursement Monthly Payments will cease.
c. Severance Bonus. Employee shall be eligible to receive an annual cash incentive award for fiscal year 2023. Such payment shall be made at the time all other bonuses are paid pursuant to the Company’s annual cash incentive award program, subject to achievement of performance metrics previously established with respect to corporate performance for fiscal year 2023. No portion of the annual cash incentive will be based on individual performance, and Employee shall be eligible for any over-achievement payment associated with corporate performance above target.
         d. Stock or equity. The aforementioned payments represent the complete entitlement of Employee to any economic payments or value under this Agreement or as a result of the termination of his employment or under the NM Employment Agreements. Employee shall be entitled to keep any vested equity previously awarded to him, but shall not be eligible for any further grant of stock or equity by the Company under any Company stock or equity program.
3. Benefits. Employee’s health insurance benefits shall cease on the last day of June, 2023, subject to Employee’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.
4. Payment of Salary and Receipt of All Benefits. The Employee agrees that with the payment of salary up until the Termination Date he has been paid: (i) the full amount of earned but unused vacation pay or PTO to which he is entitled and that he is not owed any amounts as reimbursement for expenses incurred during the course of his employment; and (ii) all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever.
5. General Release. As a material inducement to the Company to enter into this Agreement and in consideration of the payments to be made by the Company to the Employee in accordance with Section 2 above and other promises and covenants contained herein, the Employee, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, its stockholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, divisions, subsidiaries, affiliates, and all employee benefit plans sponsored by or contributed to by the Company (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Agreement as broad and as general as the law permits, this Agreement specifically includes, but is not limited to, and is intended to explicitly release, any and all subject matter and claims arising from or in connection with any alleged violation by any of the Released Parties under the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended; the Fair Labor Standards Act; Title VII of the Civil Rights Act

of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; California Fair Employment and Housing Act (FEHA), California Whistleblower Protection Act (CWA), the NM Employment Agreements, and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or in connection with or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company. This release is not applicable to workers’ compensation claims, unemployment insurance claims, claims concerning reimbursement for business expenses incurred prior to the Termination Date in accordance with any Company business expense policies (as applicable), claims concerning any employee benefit or compensation plan or program in which Employee participates (or participated), Employee’s right to be indemnified for all claims or proceedings, or threatened claims or proceedings that arise out of or relate to his service as an officer or employee of the Company, including attorneys’ fees, and claims arising after the Effective Date of this Separation Agreement not otherwise released herein or which otherwise cannot be waived as a matter of law.
As a material inducement to Employee to enter into this Agreement and in consideration of the commitments to be made by Employee to the Company in accordance with this Agreement and other promises and covenants contained herein, the Company, on behalf of itself, its stockholders, officers, directors, members, agents, representatives, attorneys, insurers, divisions, subsidiaries, and affiliates, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with its counsel, releases and discharges Employee from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever concerning any conduct by Employee occurring before this Agreement becomes effective arising out of the good-faith performance of Employee’s duties and obligations under the Employment Agreements
6. Covenant Not to Sue. The Employee, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Section 5, and further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Employee files a charge or participates in an investigative proceeding of the Equal Employment Opportunity Commission, the California Office of Civil Rights, or another governmental agency, or is otherwise made a party to any proceedings described in Section 5, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding; provided, however, that this Agreement does not limit the Employee’s right to receive an award for information provided to any governmental agencies under any whistleblower program. The Employee further understands that this Agreement does not limit his ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agencies, including providing documents or other information, without notice to the Company.
7. No Disparaging, Untrue or Misleading Statements. The Employee represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Released Parties or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Released Parties’ behalf). Neither this provision nor anything else in this Agreement bars the Employee from communicating with, directly or indirectly, or sharing truthful information with any governmental agency. In addition, nothing in this Agreement is intended to suppress or limit Employee’s right to testify in any administrative, legislative or judicial forum about alleged criminal conduct or sexual harassment, or to prevent the disclosure of factual information related to claims filed in a civil or administrative action regarding sexual assault, sexual harassment or other forms of sex-based workplace harassment, discrimination or retaliation, to the extent such communications are expressly protected by law. The Company’s directors and officers represent that they have not made, and agree that they will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to Employee. Neither this provision nor anything else in this Agreement bars the Company’s directors and officers from communicating with, directly or indirectly, or sharing truthful information with any governmental agency.
8. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until the day after the revocation period has expired (the “Effective Date”); and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
9. Unknown and known claims. Employee acknowledges that he has been advised to consult with legal counsel and has been advised concerning any laws with respect to unknown claims, and being so advised agrees that this Release shall extend to all claims, known or unknown, so that the Parties may effectuate a complete release.
10. No Pending Claims. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Released Parties. Employee further represents that he has not suffered any workplace injury and there are no facts or circumstances that could support a claim by him for worker’s compensation benefits.
11. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law or permitted under this Agreement, Employee may disclose Separation Information only to his immediate family members, the court in any proceedings to enforce the terms of this

Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.
12. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Company’s Policy(ies) With Respect to Handling of Confidential Information, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.
13. No Cooperation. Except as provided in Section 6, Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.
14. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law, as liquidated damages for his breach. Employee agrees that this sum represents fair and reasonable liquidated damages since the amount of actual damages to the Company in the event of such breach is uncertain.
15. No Admission of Liability. Employee and the Company understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company or Employee hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to Employee, to the Company or to any third party.
16. Costs and Fees. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the negotiation and preparation of this Agreement.
17. Arbitration.
a.All disputes between Employee (and Employee’s attorneys, successors, and assigns) and the Company (and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to Employee’s employment or the termination of Employee’s employment, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.
b.Claims shall be arbitrated in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Employment Rules”), as augmented by this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the AAA office located nearest to Miami, Florida. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.
c.All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision, including the arbitrator’s essential findings, conclusions and a statement of award. The Company shall pay all arbitration fees in excess of what the Employee would have to pay if the dispute were decided in a court of law. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.
d.Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 17 shall prohibit the Parties from pursuing a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration. In the event of any alleged breach or threatened breach of this Agreement, the Employee hereby consents and submits to jurisdiction in the State of Florida.
e.If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.
18. Cooperation. Employee agrees that he shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Employee agrees that he will respond to any such requests from the Company promptly. Employee further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation or claims that are pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse Employee for any approved travel expenses incurred as a result of his cooperation with the Company.
19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
20. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.
21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
22. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
23. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
24. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company
26. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Employee Officer.
27. Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Florida.
28. Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days of its tender to him. Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective (the “Effective Date”) on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date.
29. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
30. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)    he has read this Agreement;
(b)    he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;
(c)    he understands the terms and consequences of this Agreement and of the releases it contains; and
(d)    he is fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NICOLAS E. MASLOWSKI, an individual
Dated: April 18, 2023    /s/ Nicolas E. Masklowski
        Nicolas E. Masklowski

PRICESMART, INC.

Dated: April 18, 2023    /s/ Francisco Velasco
        Name: Francisco Velasco
        Title: EVP, General Counsel